Exhibit 99.1

DOLLAR TREE, INC. REPORTS SECOND QUARTER SALES OF $1.22 BILLION
•	11.9% GROWTH IN SALES
•	6.8% INCREASE IN COMPARABLE-STORE SALES

CHESAPEAKE, Va. – August 6, 2009 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation’s leading operator of discount variety stores selling everything for $1 or less, reported consolidated net sales of $1.22 billion for the quarter ended August 1, 2009 (“second quarter”), an 11.9% increase compared to the $1.09 billion reported for the quarter ended August 2, 2008, and $20 million above the high end of the Company’s guidance range.  Comparable-store sales for the second quarter increased 6.8%, on top of a 6.5% increase reported for the second quarter last year.

“Our sales momentum continued through the second quarter,” President and CEO Bob Sasser said.  “The 6.8% comparable-store sales growth was achieved on top of the highest quarterly comparison of 2008.  Traffic continued to increase as customers responded to our ‘Hot Summer Deals’ and the incredible values throughout our stores.  Health and beauty care basics, party supplies, household cleaning supplies and food were our leading categories.”

The Company will provide more detailed information about its second quarter 2009 operating results and provide guidance for the third quarter and the balance of fiscal 2009 during its upcoming earnings conference call scheduled for Wednesday, August 26, 2009, 9:00 a.m. EDT.  The telephone number for the call is 888-211-9933.  A recorded version of the call will be available until midnight Wednesday, September 2, and may be accessed by dialing 888-203-1112 and the access code is 2249244.  International callers may dial 719-457-0820 and the access code is 2249244.  A webcast of the call will be accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events.

Dollar Tree, a Fortune 500 Company, operated 3,726 stores in 48 states as of August 1, 2009, compared to a total of 3,517 stores in 48 states a year ago.  During the second quarter of 2009, the Company opened 60 stores, closed 10 stores, and expanded or relocated 16 stores.  The Company’s retail selling square footage totaled approximately 31.4 million at August 1, 2009, a 6.4% increase compared to a year ago.  The Company also operates a coast-to-coast logistics network of nine distribution centers.  To learn more about the Company, visit www.DollarTree.com

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release may contain "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed March 26, 2009 and our Quarterly Report on Form 10-Q filed May 27, 2009.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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